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                                                                     EXHIBIT 4.3

                                AMENDMENT NO. 2
                                       TO
                        BORON, LEPORE & ASSOCIATES, INC.
             AMENDED AND RESTATED 1996 STOCK OPTION AND GRANT PLAN

          The undersigned, Patrick G. LePore, Chairman of the Board and Chief Executive Officer of Boron, LePore & Associates, Inc., a Delaware corporation (the "Company"), hereby certifies that he is the duly appointed Chairman of the Board and Chief Executive Officer of the Company and does further certify on behalf of the Company in such capacity that the following Amendment No. 2 to the Boron, LePore & Associates, Inc. Amended and Restated 1996 Stock Option and Grant Plan was duly adopted by the Board of Directors of the Company at a meeting on December 7, 1998:

          1. Section 3(c) is hereby amended by deleting such section in its entirety and replacing such section with the following:

          "(c)  Mergers and Other Transactions.  In the case of (i) the
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dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (iv) the sale of all of the Stock of the Company to an unrelated person or entity in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (v) any other transaction in which the owners of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction (in each case, a "Transaction"), the Plan and all outstanding Options, Stock Appreciation Rights and other Awards granted hereunder shall terminate, unless provision is made in connection with the Transaction for the assumption of Awards, the continuation of Awards by the Company as survivor or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as provided in Section 3(b) above. In the event of such termination, each grantee shall be permitted to exercise, for a period of at least 15 days prior to the date of such termination, all outstanding Options, Stock Appreciation Rights and other Awards held by such grantee which are then exercisable or become exercisable upon the effectiveness of the Transaction. Notwithstanding anything herein to the contrary, in the event that provision is made in connection with the Transaction for the assumption or continuation of Awards, or the substitution of such Awards with new Awards of the successor entity or parent thereof, then, except as the Committee may otherwise determine with respect to particular Awards, any Award so assumed or continued or substituted therefor shall be deemed vested and exercisable in full upon the date on which the grantee's employment or service relationship with the Company and its subsidiaries or successor entity terminates if (i) such termination occurs within eighteen (18) months after the closing of such Transaction and (ii) such termination is by the Company or its Subsidiaries or successor entity without Cause (as defined below) or by the grantee for Good Reason (as defined below), subject,


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however, to the following sentence. Notwithstanding the foregoing, in the event that the Company receives written advice from its independent public accountants in connection with any Transaction to the effect that vesting of any Award under the circumstances contemplated by the preceding sentence would preclude or otherwise adversely affect the ability of the Company or any other party to such Transaction to account for the same as a "pooling of interests" within the meaning of APB No. 16 (or any successor provision), which Transaction would otherwise qualify for such accounting treatment, then vesting of such Awards shall not accelerate on a subsequent termination of grantee's employment or service relationship within 18 months following such Transaction as contemplated by the preceding sentence. For purposes of this Section 3(c), the term "Cause" means a vote of the Board of Directors of the Company or the successor entity, as the case may be, resolving that the grantee should be dismissed as a result of (i) any material breach by the grantee of any agreement to which the grantee and the Company are parties, (ii) any act (other than retirement) or omission to act by the grantee which would reasonably be likely to have a material adverse effect on the business of the Company or its subsidiaries or successor entity, as the case may be, or on the grantee's ability to perform services for the Company or its subsidiaries or successor entity, as the case may be, including, without limitation, the conviction of any crime (other than ordinary traffic violations), or (iii) any material misconduct or willful and deliberate non-performance of duties by the grantee in connection with the business or affairs of the Company or its subsidiaries or successor entity, as the case may be; and the term "Good Reason" means the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of the grantee's responsibilities, authorities, title, powers, functions, or duties; (B) a reduction in the grantee's annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or
(C) the relocation of the offices at which the grantee is principally employed to a location more than fifty (50) miles from such offices."

          IN WITNESS WHEREOF, the undersigned has hereunto signed his name as of this 7th day of December, 1998.


                                        /s/ Patrick G. LePore
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                                        Patrick G. LePore
                                        Chairman and Chief Executive Officer

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